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                                                                  EXHIBIT (a)(9)

                                  SUPPLEMENT

Date: August 16, 2001

To: The holders of shares of Common Stock, par value $0.01 per share, of Peapod, Inc.

From: Koninklijke Ahold N.V.
      Ahold U.S.A. Holdings, Inc.
      Bean Acquisition Corp.


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   We refer to the Offer to Purchase, dated July 27, 2001, by Bean Acquisition
Corp. (the "Purchaser"), an indirect wholly owned subsidiary of Koninklijke Ahold N.V. ("Royal Ahold") and a direct wholly owned subsidiary of Ahold U.S.A. Holdings, Inc. ("Holdings") to purchase any and all shares of Common Stock of Peapod, Inc. ("Peapod") and the associated preferred stock purchase rights (the "Shares").

   Pursuant to the attached Amendment No. 3 to the Tender Offer Statement and
Schedule 13E-3 Transaction Statement on Schedule TO ("Amendment No. 3"), we wish to inform you that the parties to a lawsuit filed by a stockholder of Peapod have agreed in principle to settle the lawsuit.

   On July 27, 2001, a stockholder of Peapod commenced a lawsuit against Peapod, Royal Ahold, Holdings, the Purchaser and all the directors of Peapod in connection with the offer by the Purchaser to purchase the Shares. The defendants believe that the lawsuit was without merit and intended to vigorously defend the lawsuit. A summary of the lawsuit was filed with the SEC as Amendment No. 1 on August 1, 2001 and Amendment No. 2 on August 7, 2001, to the Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO.

   The parties to the lawsuit have signed a memorandum of understanding setting forth an agreement in principle to settle the lawsuit, which is subject to final court approval. As part of the settlement, we are providing to you the supplemental disclosure set forth in Amendment No. 3.

   All terms and conditions set forth in the Offer to Purchase and in the related Letter of Transmittal remain the same. The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Thursday, August 23, 2001.

   If you have any questions, please contact our information agent Morrow & Co. at (800) 607-0088 (toll free).

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